Exhibit 10.1

EXECUTION COPY

DISTRIBUTION AGREEMENT

BETWEEN

VERIZON COMMUNICATIONS INC.

AND

IDEARC INC.

DATED AS OF NOVEMBER 13, 2006

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

Section 1.1	General	2
Section 1.2	Interpretation	9
Section 1.3	References to Time	10

ARTICLE II

THE RESTRUCTURING

Section 2.1	Business Separation	10
Section 2.2	Conveyancing and Assumption Agreements	11
Section 2.3	Certain Resignations	11
Section 2.4	Other Agreements	11
Section 2.5	Transfers Not Effected Prior to the Distribution	11
Section 2.6	Debt Exchange; Other Financing Arrangements	12
Section 2.7	Financial Instruments	13

ARTICLE III

THE DISTRIBUTION

Section 3.1	Record Date and Distribution Date	13
Section 3.2	Spinco Common Stock	13
Section 3.3	The Agent	14
Section 3.4	The Distribution	14

ARTICLE IV

NO REPRESENTATIONS OR WARRANTIES

Section 4.1	No Representations or Warranties	14

ii

Section 8.6	Successors and Assigns; No Third-Party Beneficiaries	28
Section 8.7	Counterparts	28
Section 8.8	Headings	28
Section 8.9	Severability	28
Section 8.10	Further Assurances	28
Section 8.11	Termination	29
Section 8.12	Governing Law; Service of Process; Jurisdiction	29
Section 8.13	Waiver of Jury Trial	29
Section 8.14	Specific Performance	29

iii

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (this “Agreement”), dated as of November 13, 2006, between Verizon Communications Inc., a Delaware corporation (“Verizon”), and Verizon Directories Disposition Corporation, a Delaware corporation and wholly owned subsidiary of Verizon (“Spinco” and together with Verizon, the “Parties”).

RECITALS

WHEREAS, the Board of Directors of Verizon has determined that it is in the best interests of Verizon and its stockholders to separate Verizon’s directory publishing business, as more fully described in Spinco’s registration statement on Form 10, from Verizon’s existing business on the terms and conditions set forth herein;

WHEREAS, as of August 9, 2006 (i) Bell Atlantic Global Wireless Inc., a wholly-owned subsidiary of Verizon, transferred its 89.5% interest in Idearc Directories Sales – East Co. (f.k.a. Verizon Directories Sales – East Co.), a wholly-owned subsidiary of Verizon (“Directories Sales - East”), to a newly formed Delaware limited liability company and wholly-owned subsidiary of Bell Atlantic Global Wireless, Inc. (“East LLC”), the membership interests of which were then transferred to GTE Corporation, a direct subsidiary of Verizon (“GTE”), in exchange for common stock of GTE of approximately equivalent value, (ii) GTE contributed such interests in East LLC to Idearc Information Services Inc. (f.k.a. Verizon Information Services Inc.), a direct subsidiary of GTE and wholly-owned subsidiary of Verizon (“IIS”), (iii) IIS contributed such interests in East LLC to Idearc Media Corp. (f.k.a. Verizon Directories Corp.), a direct, wholly-owned subsidiary of IIS (“IMC”) and (iv) IMC contributed such interests in East LLC to Idearc Directories Sales – West Inc. Corp. (f.k.a. Verizon Directories Sales – West Inc. Corp.), a direct, wholly-owned subsidiary of IMC;

WHEREAS, on or prior to the Distribution Date (as defined herein), (i) each of the entities listed on Schedule A will be converted into limited liability companies; then (ii) IIS will distribute to GTE all of its assets, including the outstanding common stock held by it of the entities listed on Schedule B and all of its liabilities and all of IIS’s rights with respect to any debt owed to it by Verizon Financial Services LLC (“Finance Sub”), other than the outstanding common stock of IMC and License Application Corporation and any other Spinco Assets (as defined herein) held by IIS and any Spinco Liabilities (as defined herein) held by IIS; then (iii) IIS will contribute to IMC all of the outstanding common stock of License Application Corporation, certain other Spinco Assets and Spinco Liabilities; then (iv) IMC will agree to act as a depositary for each entity listed on Schedule D and Finance Sub will, at the direction of each such entity, pay to IMC, as depositary for such entity, the amount which such entity is owed by Finance Sub in full satisfaction of all obligations of Finance Sub to such entity; then (v) GTE will distribute all of the equity of IIS to Verizon in exchange for a portion of Verizon’s stock in GTE of approximately equivalent value; then (vi) Verizon will cause to be transferred to Verizon or one or more of the Verizon Subsidiaries all of the Verizon Assets (as defined herein) and Verizon Liabilities (as defined herein) not held by Verizon or the Verizon Subsidiaries as of the date hereof (and Verizon or one or more of the Verizon Subsidiaries will assume or cause to be assumed such Verizon Liabilities); and then (vii) Verizon will contribute all of the equity of IIS and any other Spinco Assets or Spinco Liabilities not held by Spinco or any Spinco Subsidiary (as defined herein) to Spinco in exchange for (A) shares of Spinco Common Stock (as defined herein), (B) notes and other debt obligations of Spinco (the “Spinco Exchange Debt”) and (C) an amount of cash not to exceed Verizon’s adjusted basis in the assets transferred to Spinco by Verizon (the “Special Distribution”) (the transactions described in this clause (vii), collectively, the “Contribution”, and the transactions described in this Recital and the foregoing Recital, collectively, the “Preliminary Restructuring”);

WHEREAS, on the Distribution Date, Verizon will distribute (the “Distribution”) all of the issued and outstanding shares of common stock, par value $0.01 per share, of Spinco (“Spinco Common Stock”) to the holders as of the Record Date (as defined herein) of the outstanding shares of common stock, par value $0.10 per share, of Verizon (“Verizon Common Stock”); and

WHEREAS, the Parties intend that the Contribution, together with the Distribution and the Debt Exchange, qualifies as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group.

“Agent” means the distribution agent to be appointed by Verizon to distribute the shares of Spinco Common Stock pursuant to the Distribution.

“Agreement” has the meaning set forth in the Preamble.

“Asset” means any and all assets, properties and rights, wherever located, whether real, personal or mixed, tangible or intangible, including the following (in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person): (i) notes, accounts and notes receivable (whether current or non-current), certificates of deposit, banker’s acceptances, securities, certificates of interest or participation in profit-sharing agreements, letters of credit and performance and surety bonds, and all loans, advances or other extensions of credit or capital contributions to any other Person; (ii) intangible property rights; (iii) rights under leases (including Real Property Leases), contracts, licenses, permits and business arrangements; (iv) Owned Real Property; (v) Leased Real Property, fixtures, tools, dies and furniture; (vi) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (vii) computers and other data processing equipment and software; (viii) raw materials, work-in-process, finished goods, consigned goods and other inventories; (ix) prepayments or prepaid expenses; (x) claims, causes of action, rights of recovery and rights of setoff; (xi) lists of customers, records pertaining to customers and accounts, personnel records, and all accounting and other books, records, ledgers, files and business records; (xii) advertising materials and other printed or written materials; (xiii) goodwill as a going concern and other intangible properties; and (xiv) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects. “Assets” shall not include any asset relating to Taxes, which, except as expressly set forth herein, shall be governed exclusively by the Tax Sharing Agreement or any asset relating to benefit plans, programs, agreements, and arrangements, which shall be governed exclusively by the Employee Benefits Agreement.

“Claims Administration” means the processing of claims made under the Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 6.4(a).

“Code” has the meaning set forth in the Recitals.

“Commercial Agreements” means the Publishing Agreement, the Non-Competition Agreement, the Branding Agreement, the Billing and Collection Agreement,

the Listings License Agreement and the Intellectual Property Agreement, each of which is to be entered into by one or more members of the Verizon Group and one or members of the Spinco Group on or prior to the Distribution Date.

“Contribution” has the meaning set forth in the Recitals.

“Debt Exchange” has the meaning set forth in Section 2.6(a).

“Directories Sales - East” has the meaning set forth in the Recitals.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date and time that the Distribution shall become effective.

“Exchange Act” means the Securities and Exchange Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Employee Benefits Agreement” means the Employee Benefits Agreement to be entered into between Verizon and Spinco, substantially in the form of Exhibit B hereto.

“Finance Sub” has the meaning set forth in the Recitals.

“Financing Transactions” has the meaning set forth in Section 2.6(a).

“Governmental Authority” means any domestic, foreign, federal, territorial, state or local government authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency or any political or other subdivision, department or branch of any of the foregoing with competent jurisdiction.

“Group” means the Verizon Group or the Spinco Group, as the case may be.

“GTE” has the meaning set forth in the Recitals.

“Indemnifiable Losses” means all Losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, including all costs and expenses (legal, accounting or otherwise) that are reasonably incurred relating thereto, suffered by an Indemnitee, including any costs or expenses of enforcing any indemnity hereunder that are reasonably incurred and all Taxes resulting from indemnification payments hereunder.

“Indemnifying Party” means a Person that is obligated under this Agreement to provide indemnification.

“Indemnitee” means a Person that may seek indemnification under this Agreement.

“Information” means all records, books, contracts, instruments, computer data and other data and information.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

“Liability or Liabilities” means all debts, liabilities and obligations whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet. “Liabilities” shall not include any liabilities for or in respect of Taxes, which, except as expressly set forth herein, shall be governed solely by the Tax Sharing Agreement, or any liabilities for or in respect of any benefit plans, programs, agreements, and arrangements, which shall be governed exclusively by the Employee Benefits Agreement.

“Litigation Matters” means all pending or threatened litigation, investigations, claims or other legal matters that have been or may be asserted against, or otherwise adversely affect, Verizon and/or Spinco (or members of either Group).

“Losses” means any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties and costs and expenses (including reasonable attorneys’ fees and reasonable out of pocket disbursements).

“Occurrence Basis Policies” has the meaning set forth in Section 6.4(a).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto that is owned.

“Parties” has the meaning set forth in the Preamble.

“Person” means a natural person, corporation, company, partnership, limited partnership, limited liability company, or any other entity, including a Governmental Authority.

“Policies” means all insurance policies, insurance contracts and claim administration contracts of any kind of Verizon and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Distribution Date, including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder, but not including any insurance policies, insurance contracts or claim administration contracts subject to the provisions of the Employee Benefits Agreement.

“Preliminary Restructuring” has the meaning set forth in the Recitals.

“Privileged Information” means with respect to either Group, Information regarding a member of such Group, or any of its operations, Assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement or otherwise.

“Real Property Leases” means all leases, subleases, concessions and other agreements (written or oral) pursuant to which any Leased Real Property is held, including the right to all security deposits and other amounts and instruments deposited thereunder.

“Record Date” means the close of business on the date to be determined by the Board of Directors of Verizon as the record date for determining stockholders of Verizon entitled to receive the Distribution.

“Registration Statement” means the Registration Statement on Form 10 to be filed by the Company with the SEC to effect the registration under the Exchange Act of the issuance of the shares of Spinco Common Stock.

“Representative” means, with respect to any Person, any of such Person’s directors, managers or persons acting in a similar capacity, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Shared Contracts” means contractual arrangements between or among Verizon, Spinco, their respective Affiliates and any other Person (other than the contractual arrangements relating to the Contribution and the Distribution) that (i) either (A) relate to the Verizon Business but relate primarily to the Spinco Business or (B) relate solely to the Spinco Business, but, by their terms, contain provisions relating to a member of the Verizon Group (collectively, “Spinco Shared Contracts”), or (ii) either (A) relate to the Spinco Business but relate primarily to the Verizon Business or (B) relate solely to the

Verizon Business, but, by their terms, contain provisions relating to a member of the Spinco Group (collectively, “Verizon Shared Contracts”).

“Shared Contracts Agreement” has the meaning set forth in Section 2.1(b).

“Special Distribution” has the meaning set forth in the Recitals.

“Spinco” has the meaning set forth in the Preamble.

“Spinco Assets” means collectively, (i) all of the right, title and interest of Verizon and its Subsidiaries in all Assets that, in Verizon’s reasonable determination, are primarily used or held for use in, or primarily relating to or arising from, the Spinco Business, including those set forth on the Spinco Pro Forma Balance Sheet and those acquired by Spinco, any Spinco Subsidiary, Verizon or any Verizon Subsidiary after the date of the Spinco Pro Forma Balance Sheet, (ii) the rights to use shared Assets as provided in Article II hereof, (iii) all other Assets of Spinco and the Spinco Subsidiaries to the extent specifically assigned to or retained by any member of the Spinco Group pursuant to this Agreement or any other Transaction Agreement, (iv) the capital stock of each Spinco Subsidiary, (v) all rights of Spinco under the Transaction Agreements and the Commercial Agreements, and (vi) any additional Assets set forth on Schedule 1.1(a).

“Spinco Business” means Verizon’s directory publishing business, internet yellow pages business and other operations comprising what is referred to in Verizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as the Information Services Segment of Verizon, but excluding (i) any activities incidental to any of the foregoing conducted by any Subsidiaries of Verizon that are telephone operating companies, including directory assistance, the collection of subscriber list and other information and the sale of “premium listings”, (ii) any international operations included in such segment as of such time and (iii) for the avoidance of doubt, all other businesses conducted by Verizon and its Subsidiaries.

“Spinco Common Stock” has the meaning set forth in the Recitals.

“Spinco Exchange Debt” has the meaning set forth in the Recitals.

“Spinco Financial Instruments” means all credit facilities, guaranties, commercial paper, interest rate swap agreements, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to the Spinco Business under which any member of the Verizon Group has any primary, secondary, contingent, joint, several or other Liability after the Distribution Date.

“Spinco Group” means Spinco and the Spinco Subsidiaries.

“Spinco Indemnitees” means Spinco and each Affiliate of Spinco immediately after the Distribution and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Spinco Liabilities” means, collectively: (i) all Liabilities of Verizon or any of its Subsidiaries (including Spinco and the Spinco Subsidiaries) that, in Verizon’s reasonable determination, primarily relate to or arise from the Spinco Business, including the Liabilities set forth on the Spinco Pro Forma Balance Sheet or arising after the date thereof and the Liabilities of Spinco under the Transaction Agreements and (ii) all Liabilities set forth on Schedule 1.1(b).

“Spinco Pro Forma Balance Sheet” means the pro forma combined balance sheet of Spinco, including the notes thereto, as of September 30, 2006 as presented in the Registration Statement mailed to the stockholders of Verizon before the Distribution Date.

“Spinco Subsidiaries” means all direct and indirect Subsidiaries of Spinco immediately after the Contribution.

“Subsidiary” means with respect to any Person, any entity whether incorporated or unincorporated of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Taxes” means all federal, state, local or foreign net income, franchise, gross income, sales, use, ad valorem, property, gross receipts, license, capital stock, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into between Verizon and Spinco, substantially in the form of Exhibit C hereto.

“Third-Party Claim” means any claim, suit, derivative suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who or which is neither a party hereto nor an Affiliate of a party hereto.

“Transaction Agreements” means this Agreement, the Employee Benefits Agreement, the Tax Sharing Agreement, the Shared Contracts Agreement and the Transition Services Agreement.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by and between Verizon and Spinco, substantially on the terms set forth in Exhibit D hereto.

“Verizon” has the meaning set forth in the Preamble.

“Verizon Assets” means collectively: (i) all of the right, title and interest of Verizon and its Subsidiaries in all Assets held by them other than the Spinco Assets, (ii) all other Assets of Verizon and Verizon Subsidiaries to the extent specifically assigned to or retained by any member of the Verizon Group pursuant to this Agreement or any other Transaction Agreement, (iii) the capital stock of each Verizon Subsidiary, (iv) all rights of Verizon under the Transaction Agreements and the Commercial Agreements and (v) any additional Assets set forth on Schedule 1.1(c).

“Verizon Business” means all of the businesses and operations conducted by Verizon and the Verizon Subsidiaries (other than the Spinco Business) at any time, whether prior to, on or after the Distribution Date.

“Verizon Common Stock” has the meaning set forth in the Recitals.

“Verizon Group” means Verizon and the Verizon Subsidiaries.

“Verizon Indemnitees” means Verizon, each Affiliate of Verizon immediately after the Contribution and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Verizon Liabilities” means collectively, (i) all Liabilities of Verizon or any of the Verizon Subsidiaries, including the Liabilities of Verizon under the Transaction Agreements, in each case, other than the Spinco Liabilities, (ii) all Liabilities set forth on Schedule 1.1(d) and (iii) all expenses allocated to Verizon on Schedule 8.2.

“Verizon Subsidiaries” means all direct and indirect Subsidiaries of Verizon immediately after the Distribution Date.

“IIS” has the meaning set forth in the Recitals.

“IMC” has the meaning set forth in the Recitals.

Section 1.2 Interpretation. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to designated “Preamble”, “Recitals”, “Articles”, “Sections” and other subdivisions are to the designated Preamble, Recitals, Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” and “includes” shall be deemed to be followed by “but not limited to” and “but is not limited to,” respectively; and (vii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

Section 1.3 References to Time. All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

THE RESTRUCTURING

Section 2.1 Business Separation.

(a) On or prior to the Distribution Date, Verizon shall cause the consummation of the Preliminary Restructuring. In connection with the Prelimianry Restructuring, Spinco shall assume or cause to be assumed, and thereafter timely pay, perform and discharge, or cause to be paid, performed and discharged, all of the Spinco Liabilities, regardless of whether arising from or alleged to arise from the negligence, recklessness, strict liability, violation of law by or of any member of the Spinco Group or any member of the Verizon Group or any of their respective Representatives or Affiliates.

(b) If, in the case of any Shared Contract, an amendment resulting in such Shared Contract inuring to the benefit of the Spinco Business or the Verizon Business, as the case may be, cannot be obtained, or if Verizon determines that such an attempted amendment thereof would be ineffective or would adversely affect the rights of Verizon, in the case of any Verizon Shared Contract, or Spinco, in the case of any Spinco Shared Contract, thereunder, Verizon and Spinco will cooperate in negotiating a mutually agreeable arrangement with respect to such Shared Contract (the “Shared Contracts Agreement”) under which Verizon, in the case of any Verizon Shared Contract, and Spinco, in the case of any Spinco Shared Contract, will obtain the benefits and assume the obligations thereunder. Notwithstanding the foregoing, no action will be required of Verizon or Spinco that would cause either of them to be in breach of any Shared Contract or would otherwise harm Verizon’s or Spinco’s, as the case may be, relationship with the counterparty to such contractual arrangement.

(c) From the date hereof until the Distribution Date, Verizon shall be entitled to use, retain or otherwise dispose of all cash generated by the Spinco Business and the Spinco Assets in accordance with the ordinary course operation of Verizon’s cash management system.

(d) Spinco has reviewed and is familiar with the Assets (i) included on the Spinco Pro Forma Balance Sheet, (ii) held by the members of the Spinco Group and used primarily by or in connection with the Spinco Business and (iii) set forth on Schedule 1.1(a) and acknowledges and confirms that such Assets, together with the assets and rights to be furnished to Spinco under the other Transaction Agreements and the Commercial Agreements, constitute all of the Assets of Verizon and its Subsidiaries primarily used or held for use in, or primarily relating to or arising from, the Spinco Business as currently conducted and as proposed to be conducted immediately following the Distribution. Spinco acknowledges and agrees that there are additional Assets held by Verizon and its Subsidiaries that are or have been used in connection with the Spinco Business and confirms that such additional Assets have not been used primarily in the Spinco Business and are not necessary for the operation of the Spinco Business in all material respects as currently conducted and as proposed to be conducted immediately following the Distribution, taking into the other Transaction Agreements and the Commercial Agreements.

Section 2.2 Conveyancing and Assumption Agreements. In connection with the transfer of the Spinco Assets and the assumption of the Spinco Liabilities contemplated by this Article II, Verizon and Spinco shall execute, or cause to be executed by the appropriate entities, conveyancing and assumption instruments as Verizon may deem necessary or desirable.

Section 2.3 Certain Resignations. At or prior to the Distribution Date, Verizon shall cause each employee and director of Verizon and its Subsidiaries who will not be employed by Spinco or a Spinco Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Spinco or any Spinco Subsidiary on which they serve, and from all positions as officers of Spinco or any Spinco Subsidiary in which they serve. At or prior to the Distribution Date, Spinco shall cause each employee and director of Spinco and its Subsidiaries who will not be employed by Verizon or a Verizon Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Verizon or any Verizon Subsidiary on which they serve, and from all positions as officers of Verizon or any Verizon Subsidiary in which they serve.

Section 2.4 Other Agreements. Each of Verizon and Spinco shall, on or prior to the Distribution Date, enter into, or cause the appropriate members of the Group of which it is a member to enter into, the other Transaction Agreements and the Commercial Agreements.

Section 2.5 Transfers Not Effected Prior to the Distribution. To the extent Verizon reasonably determines that any transfers of Assets or Liabilities contemplated by this Article II shall not have been consummated on or prior to the Distribution Date, the parties shall cooperate and use commercially reasonable efforts to effect the transfer of such Assets and such Liabilities as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred or assumed until such time as all legal impediments to such transfer or assumption have been removed. As and when any such Asset becomes transferable or such Liability can be assumed, such transfer or assumption automatically and without any further action shall be effected forthwith. Subject to the foregoing, the Parties agree that each Party shall be deemed to have, as of the Distribution Date (or such earlier time as any such Asset may have been assigned or Liability assumed), acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party acquires or assumes pursuant to the terms of this Agreement.

Section 2.6 Debt Exchange; Other Financing Arrangements.

(a) Prior to the Distribution Date, each of Verizon and Spinco shall enter into all necessary or appropriate arrangements, and cooperate with each other, regarding (i) the exchange by Verizon of the Spinco Exchange Debt for certain debt obligations of Verizon (the “Debt Exchange”), (ii) the entering into and borrowing under one or more loan agreements and related agreements for the purpose of funding a portion of the Special Distribution and (iii) the entering into a revolving credit facility and related agreements for use by Spinco after the Distribution in connection with meeting its working capital requirements (the transactions described in clauses (i)-(iii), collectively, the “Financing Transactions”). Without limiting the generality of the foregoing, Spinco shall, as and when necessary or appropriate prior to and after the Distribution Date, (A) provide all information reasonably requested by any underwriters or financial or other advisers engaged in connection with the Financing Transactions, (B) participate in due diligence sessions, syndication meetings, drafting sessions, management presentations, road show presentations and meetings with ratings agencies, (C) assist in the preparation of and execute and/or deliver, customary underwriting placement, credit, purchase, indemnification, registration rights and other definitive financing agreements and execute and deliver in a timely manner such other certificates and documents, including, without limitation, solvency certificates, comfort letters, consents, pledge and security documents and perfection certificates, as may be reasonably required in connection with the foregoing and (D) prepare such audited and unaudited financial statements (including those required by the SEC), offering, private placement and syndication memoranda, prospectuses and similar documents, and providing such financial and other information, necessary for the consummation of such financing within the time periods required by such agreements.

(b) In connection with the Contribution, (i) Spinco will distribute to Verizon an aggregate amount of cash equal to $2.5 billion consisting of (A) proceeds from borrowings under the arrangements referred to in clause (ii) of Section 2.6(a) and (B) cash received by Spinco from IIS simultaneously with the contribution of IIS to Spinco, which cash was received by IIS in a distribution from IMC consisting of cash on hand at IMC in excess of $100 million, and (ii) Spinco will issue the Spinco Exchange Debt to Verizon, which Verizon intends to exchange for outstanding Verizon debt obligations. The principal amount of the Spinco Exchange Debt will be an amount as set forth on Schedule 2.6(b).

(c) Notwithstanding the provisions of Sections 2.6(a) and 2.6(b), the amount of borrowings set forth in the first sentence of Section 2.6(b) and the amount of indebtedness set forth in Schedule 2.6(b) are approximations based on facts and circumstances existing on the date hereof and may be changed by Verizon prior to the Distribution Date.

Section 2.7 Financial Instruments.

(a) Spinco will, at its expense, take or cause to be taken all actions, and enter into (or cause the Spinco Subsidiaries to enter into) such agreements and arrangements, as shall be reasonably necessary to effect the release of and substitution for each member of the Verizon Group, as of the Distribution Date, from all primary, secondary, contingent, joint, several and other Liabilities in respect of Spinco Financial Instruments to the extent related to the Spinco Group or the Spinco Business (it being understood that all such Liabilities in respect of Spinco Financial Instruments are Spinco Liabilities).

(b) Spinco’s obligations under this Section 2.7 will continue to be applicable to all Spinco Financial Instruments identified at any time by Verizon or Spinco, whether before, at or after the Distribution Date.

ARTICLE III

THE DISTRIBUTION

Section 3.1 Record Date and Distribution Date. The Board of Directors of Verizon, consistent with Delaware law, shall establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Distribution.

Section 3.2 Spinco Common Stock. In connection with the Contribution, Spinco shall issue to Verizon an aggregate number of shares of Spinco Common Stock to be determined by Verizon prior to the Distribution Date.

Section 3.3 The Agent. Prior to the Distribution Date, Verizon shall enter into an agreement with the Agent providing for, among other things, the distribution to the holders of Verizon Common Stock in accordance with this Article III of the shares of Spinco Common Stock.

Section 3.4 The Distribution. On the Distribution Date, Verizon shall effect the Distribution. In lieu of distributing fractional shares to its stockholders, Verizon shall instruct the Agent, as agent for its stockholders, to aggregate the fractional shares of Spinco Common Stock that would otherwise have been delivered to Verizon’s stockholders, sell such whole shares in the open market at then-prevailing trading prices on behalf of the holders who would otherwise have received the fractional shares, and deliver the net proceeds of such sales to such holders.

ARTICLE IV

NO REPRESENTATIONS OR WARRANTIES

Section 4.1 No Representations or Warranties. Except as expressly set forth herein or in any other Transaction Agreement, Spinco and Verizon understand and agree that no member of the Verizon Group is representing or warranting to Spinco or any member of the Spinco Group in any way as to the Spinco Assets, the Spinco Business or the Spinco Liabilities. Except as expressly set forth herein or in any other Transaction Agreement, Verizon and Spinco understand and agree that no member of the Spinco Group is representing or warranting to Verizon or any member of the Verizon Group in any way as to the Verizon Assets, the Verizon Business or the Verizon Liabilities.

ARTICLE V

SURVIVAL AND INDEMNIFICATION

Section 5.1 Termination of Covenants. The covenants contained in this Agreement that are to be performed prior to the Distribution Date shall terminate upon the Distribution, and thereafter neither Party shall have any right, claim or action of any nature whatsoever for any failure of the other Party to perform any of such covenants.

Section 5.2 Mutual Release. Effective as of the Distribution Date and except as otherwise specifically set forth in the other Transaction Agreements or on Schedule 5.2, each of Verizon, on behalf of itself and each of the Verizon Subsidiaries, on the one hand, and Spinco, on behalf of itself and each of the Spinco Subsidiaries, on the other hand, hereby releases and forever discharges the other party and its Subsidiaries, and its and their respective officers, directors, managers or other persons acting in a similar capacity, agents, record and beneficial security holders (including trustees and beneficiaries of trusts holding such securities), advisors and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which exist or arise out of or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Distribution Date whether or not known on the Distribution Date, including in connection with the transactions and all other activities to implement the Contribution and the Distribution; provided, however, that the foregoing general release shall not apply to (i) any obligations to pay for goods or services provided prior to the Distribution Date, (ii) any Liabilities or other obligations (including Liabilities with respect to payment, reimbursement, indemnification or contribution) under the other Transaction Agreements or the Commercial Agreements or any contracts contemplated thereby, or assumed, transferred, assigned, allocated or arising under any of the other Transaction Agreements or the Commercial Agreements or any contract contemplated thereby (including any Liability that the parties may have with respect to payment, performance, reimbursement, indemnification or contribution pursuant to any of the other Transaction Agreements or the Commercial Agreements or any contract contemplated thereby for claims brought against the Parties by third Persons or any Indemnitee), and the foregoing release will not affect any Party’s right to enforce the other Transaction Agreements or the Commercial Agreements or the contracts contemplated thereby in accordance with their terms or (iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 5.2 (provided, that the Parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any such Person with respect to any Liability to the extent such Person would be released with respect to such Liability by this Section 5.2 but for this clause (ii)). Each of Spinco and Verizon agrees, for itself and each member of its Group, not to make any claim or demand or commence any action or assert any claim against any member of the other Party’s Group with respect to the Liabilities released pursuant to this Section 5.2.

Section 5.3 Indemnification.

(a) Except as specifically otherwise provided in the other Transaction Agreements, Spinco shall indemnify, defend and hold harmless the Verizon Indemnitees from and against all Indemnifiable Losses arising out of or due to (i) the failure of any member of the Spinco Group to pay or satisfy any Spinco Liabilities (including the Spinco Group’s Delayed Liabilities) or (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent relating to the Spinco Group, contained in the Registration Statement or any offering or information memorandum or any other offering or marketing materials prepared in connection with the Financing Transactions, including, without limitation, the distribution, sale, resale, transfer or syndication of any of the Spinco Exchange Debt, or the obligations or agreements related thereto.

(b) Except as specifically otherwise provided in the other Transaction Agreements, Verizon shall indemnify, defend and hold harmless the Spinco Indemnitees from and against all Indemnifiable Losses arising out of or due to (i) the failure of any member of the Verizon Group to pay or satisfy any Verizon Liabilities (including the Verizon Group’s Delayed Liabilities) or (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case except to the extent relating to the Spinco Group, contained in the Registration Statement or any other offering or marketing materials prepared in connection with the Financing Transactions, including, without limitation, the distribution, sale, resale, transfer or syndication of any of the Spinco Exchange Debt, or the obligations or agreements related thereto.

(c) Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements, including those governed by the Commercial Agreements, between any member of the Verizon Group and any member of the Spinco Group for the provision after the Distribution Date of goods and services shall be governed by the terms of such arrangements and not by this Section or as otherwise set forth in this Agreement and the other Transaction Agreements.

(d) Indemnification for matters subject to the Tax Sharing Agreement is governed by the terms, provisions and procedures of the Tax Sharing Agreement and not by this Article V.

Section 5.4 Procedures for Indemnification for Third-Party Claims.

(a) Verizon shall, and shall cause the other Verizon Indemnitees to, notify Spinco in writing promptly after learning of any Third-Party Claim for which any Verizon Indemnitee intends to seek indemnification from Spinco under this Agreement. Spinco shall, and shall cause the other Spinco Indemnitees to, notify Verizon in writing promptly after learning of any Third-Party Claim for which any Spinco Indemnitee intends to seek indemnification from Verizon under this Agreement. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this Article V except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail considering the Information provided to the Indemnitee and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnitee.

(b) Except as otherwise provided in paragraph (c) of this Section 5.3, an Indemnifying Party may, by notice to the Indemnitee and to Verizon, if Spinco is the Indemnifying Party, or to the Indemnitee and Spinco, if Verizon is the Indemnifying Party, within thirty (30) days after receipt by such Indemnifying Party of such Indemnitee’s notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim, at such Indemnifying Party’s own expense and by counsel reasonably satisfactory to the Indemnitee. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim without the prior written consent of the Indemnifying Party, except that such Indemnifying Party shall not (i) require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement, which such Indemnitee reasonably considers to be against its interests, or (ii) without the prior written consent of the Indemnitee and of Verizon, if the Indemnitee is a Verizon Indemnitee, or the Indemnitee and of Spinco, if the Indemnitee is a Spinco Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the relevant Indemnitees from liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy. Subject to the Indemnifying Party’s control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense. Following the provision of notices to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder.

(c) If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to its Indemnifying Party which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemnifying Party shall not be entitled to undertake the defense or settlement of such Third-Party Claim; and counsel for the Indemnifying Party shall be entitled to conduct the defense of such Indemnifying Party and counsel for the Indemnitee (selected by the Indemnitee) shall be entitled to conduct the defense of such Indemnitee, in which case the reasonable fees, costs and expenses of such counsel for the Indemnitee (but not more than one such counsel (in addition to local counsel, if any) reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such action as efficiently as possible.

(d) In no event shall an Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnitees (in addition to local counsel and its own counsel, if any) in connection with any one action, or separate but similar or related actions, in the same jurisdiction arising out of the same general allegations or circumstances; provided, however, (i) if the Indemnitees are individuals, (ii) the claims for which they are seeking indemnification are covered under the Indemnifying Party’s directors and officers liability policy, and (iii) the Indemnifying Party’s insurance carrier has agreed to pay fees and expenses for multiple counsel, then the Indemnifying Party shall pay such fees and expenses.

(e) If the Indemnifying Party undertakes the defense or settlement of a Third-Party Claim, the Indemnitee shall make available to the Indemnifying Party and its counsel all information and documents reasonably available to it which relate to such Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement.

Section 5.5 Reductions for Insurance Proceeds and Other Amounts. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this Article V shall be reduced (retroactively or prospectively) by (i) any insurance proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses (net of all costs of recovery, including deductibles, co-payments or other payment obligations) and (ii) any tax benefit actually realized by the Indemnitee in respect of the related Indemnifiable Losses. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss or the availability of potential tax benefits shall not, however, delay or reduce any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. The Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it and, if, and to the extent that, there exists a claim against any third party (other than an insurer) in respect of such Indemnifiable Loss, the Indemnitee shall assign such claim against such third party to the Indemnifying Party. Any tax benefit actually received by an Indemnified Party shall be paid over to the Indemnifying Party to the extent such tax benefit relates to an Indemnifiable Loss for which indemnification has already been received. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive insurance proceeds, tax benefits or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of such Indemnifying Party and shall promptly pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds, tax benefits or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

Section 5.6 Contribution.

(a) If the indemnification provided for in this Article V is unavailable to, or insufficient to hold harmless, any Indemnitee in respect of any Losses for which indemnification is provided for herein, then the relevant Indemnifying Party shall contribute to the Losses for which such indemnification is unavailable or insufficient in such proportion as is appropriate to reflect the relative fault of such Indemnifying Party and such Indemnitee in connection with the circumstances which resulted in such Losses as well as any other relevant equitable considerations.

(b) The relative fault of Verizon and Spinco shall be determined by reference to, among other things, the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and, in the case of any Losses arising out of or due to any of the matters described in Section 5.3(a)(ii) or Section 5.3(b)(ii), whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Verizon or by Spinco.

(c) Verizon and Spinco agree that it would not be just and equitable if contribution pursuant to this Section 5.6 were determined by any method of allocation which does not take account of the equitable considerations referred to in Section 5.6(b). The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an Indemnitee and referred to in Section 5.3(a) shall be deemed to include any legal or other expenses reasonably incurred by such Indemnitee in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Section 5.7 Consequential Damages. In no event shall an Indemnifying Party be liable for any Indemnitee’s special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other law or otherwise.

Section 5.8 Joint Defense and Cooperation. With respect to any Third Party Claim in which both Verizon and Spinco are, or reasonably may be expected to be, named as parties, or that otherwise implicates both Verizon and Spinco to a material degree, the Parties shall reasonably cooperate with respect to such Third Party Claim and maintain a joint defense in a manner that will preserve applicable privileges.

ARTICLE VI

CERTAIN ADDITIONAL COVENANTS

Section 6.1 Reasonable Best Efforts. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement, the other Transaction Agreements and the Commercial Agreements. Without limiting the foregoing, each Party shall cooperate with the other Party, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any contract, permit, license, agreement, indenture or other instrument, and take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Agreements.

Section 6.2 Intercompany Agreements; Intercompany Accounts. Except as set forth on Schedule 6.2 or provided herein or in the other Transaction Agreements or the Commercial Agreements, all material contracts, licenses, agreements, commitments and other arrangements, formal and informal, between any member of the Verizon Group, on the one hand, and any member of the Spinco Group, on the other hand, in existence prior to the Distribution Date, other than any such arrangements that are on terms consistent with those offered by any member of the Verizon Group or any member of the Spinco Group, as the case may be, to third parties, shall terminate as of the close of business on the day prior to the Distribution Date. No such terminated contract, license, agreement, commitment or other arrangement (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date and all parties thereto shall be released from all obligations thereunder. From and after the Distribution Date, no member of either Group shall have any rights under any such contract, license, agreement, commitment or arrangement with any member of the other Group, except as specifically provided herein or in the other Transaction Agreements or as may be agreed to at arms’ length after the Distribution Date.

Section 6.3 Guarantee Obligations and Liens.

(a) Verizon and Spinco shall cooperate, and shall cause their respective Groups to cooperate and use their respective reasonable best efforts to: (x) terminate, or to cause a member of the Spinco Group to be substituted in all respects for any member of the Verizon Group in respect of, all obligations of any member of the Verizon Group under any Spinco Liabilities for which such member of the Verizon Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) terminate, or to cause Spinco Assets to be substituted in all respects for any Verizon Assets in respect of, any liens or encumbrances on Verizon Assets which are securing any Spinco Liabilities. If such a termination or substitution is not effected by the Distribution Date: (i) Spinco shall indemnify and hold harmless the Verizon Indemnitees for any Indemnifiable Loss arising from or relating thereto and (ii) without the prior written consent of Verizon, from and after the Distribution Date, Spinco shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Verizon Group is or may be liable or for which any Verizon Asset is or may be encumbered unless all obligations of the Verizon Group and all liens and encumbrances on any Verizon Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Verizon

(b) Verizon and Spinco shall cooperate, and shall cause their respective Groups to cooperate and use their respective reasonable best efforts to: (x) terminate, or to cause a member of the Verizon Group to be substituted in all respects for any member of Spinco Group in respect of, all obligations of any member of the Spinco Group under any Verizon Liabilities for which such member of the Spinco Group may be liable, as guarantor, original tenant, primary obligor or otherwise, and (y) terminate, or to cause Verizon Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or encumbrances on Spinco Assets which are securing any Verizon Liabilities. If such a termination or substitution is not effected by the Distribution Date: (i) Verizon shall indemnify and hold harmless the Spinco Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of Spinco, from and after the Distribution Date, Verizon shall not, and shall not permit any member of the Verizon Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Spinco Group is or may be liable or for which any Spinco Asset is or may be encumbered unless all obligations of the Spinco Group and all liens and encumbrances on any Spinco Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Spinco.

Section 6.4 Insurance

(a) Rights Under Policies. Notwithstanding any other provision of this Agreement, from and after the Distribution Date, Spinco and the Spinco Subsidiaries will have no rights with respect to any Policies, except that (i) Spinco may assert claims, and Verizon will use its reasonable best efforts to assist Spinco in asserting claims, for any loss, liability or damage with respect to the Spinco Assets or Spinco Liabilities under Policies with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) Spinco may continue to prosecute, and Verizon will use reasonable best efforts to assist Spinco to continue to prosecute, claims with respect to Spinco Assets or Spinco Liabilities properly asserted with an insurer prior to the Distribution Date under Policies with third-party insurers under insurance policies written on a “claims made” basis (“Claims Made Policies”), providing that such claims arise out of wrongful acts alleged to have occurred from the date coverage thereunder first commenced until the Distribution Date to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto permit Verizon to provide such assistance to Spinco. Should Verizon provide such assistance to Spinco as contemplated above; (A) all of Verizon’s and each Verizon Subsidiary’s reasonable out-of-pocket costs and expenses incurred in connection with the foregoing must be promptly paid by Spinco, (B) Verizon and the Verizon Subsidiaries may, with thirty (30) days prior notice, without liability or obligation to Spinco or any Spinco Subsidiary, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), and (C) any such claim will be subject to all of the terms and conditions of the applicable Policy.

(b) Administration. From and after the Distribution Date:

(i) Verizon or a Verizon Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Verizon and the Verizon Subsidiaries under the Policies; and

(ii) Spinco or a Spinco Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Spinco and the Spinco Subsidiaries under the Policies.

(c) Nothing in this Section 6.4 will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

(d) This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Verizon Group in respect of any insurance policy or any other contract or policy of insurance.

Section 6.5 Use of Names.

(a) Except as otherwise provided in any of the other Transaction Agreements or the Commercial Agreements, (i) any material showing any affiliation or connection of Verizon or any member of the Verizon Group with Spinco or any member of the Spinco Group shall not be used by Verizon or any member of the Verizon Group after the Distribution Date and (ii) on and after the Distribution Date, neither Verizon nor any Verizon Subsidiary shall represent to third parties that any of them is affiliated or connected with Spinco or any member of the Spinco Group. The restrictions contained in this Section 6.5(a) shall not apply to filings, reports and other documents required by applicable law or regulations of securities exchanges to be filed and/or made publicly available.

(b) Except as otherwise provided in any of the other Transaction Agreements or the Commercial Agreements, (i) any material showing any affiliation of Spinco or any member of the Spinco Group with Verizon or any member of the Verizon Group shall not be used by Spinco or any member of the Spinco Group after the Distribution Date and (ii) on and after the Distribution Date, neither Spinco nor any Subsidiary of Spinco shall represent to third parties that any of them is affiliated with Verizon or any member of the Verizon Group. The restrictions contained in this Section 6.5(b) shall not apply to filings, reports and other documents required by applicable law or regulations of securities exchanges to be filed and/or made publicly available.

ARTICLE VII

ACCESS TO INFORMATION

Section 7.1 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Date, Verizon shall deliver or make available to Spinco all corporate books and records of the Spinco Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the Verizon Group relating directly and primarily to the Spinco Assets, the Spinco Business, or the Spinco Liabilities, including, in each case, all active agreements, active litigation files, government filings and returns or reports relating to Taxes for all open periods. Subject to Section 7.5, Verizon may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of Spinco. Prior to or as promptly as practicable after the Distribution Date, Spinco shall deliver or make available to Verizon, all corporate books and records of the Verizon Group in its possession and complete and accurate copies of all relevant portions of all corporate books and records of the Spinco Group relating directly and primarily to the Verizon Assets, the Verizon Business, or the Verizon Liabilities, including, in each case, all active agreements, active litigation files, government filings and returns or reports relating to Taxes for all open periods. Subject to Section 7.5, Spinco may retain complete and accurate copies of such books and records. From and after the Distribution Date, all such books, records and copies shall be the property of Verizon. The costs and expenses incurred in the provision of records or other information to a party shall be paid for by the receiving party.

Section 7.2 Access to Information. From and after the Distribution Date until the fifth anniversary of the Distribution Date, except in the case of an adversarial action, each of Verizon and Spinco shall afford to the other and to the other’s Representatives reasonable access and duplicating rights during normal business hours to all Information within the possession or control of such Party’s Group relating to the other Party’s Group’s pre-Distribution business, Assets or Liabilities or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, insofar as such access is reasonably required for audit, accounting, regulatory, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and its obligations under this Agreement.

In furtherance of the foregoing:

(a) Each party hereto acknowledges that: (i) each of Verizon and Spinco (and the members of the Verizon Group and the Spinco Group, respectively) has or may obtain Privileged Information; (ii) there are and/or may be a number of Litigation Matters affecting each or both of Verizon and Spinco; (iii) both Verizon and Spinco have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution business of the Verizon Group or the Spinco Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date; and (iv) both Verizon and Spinco intend that the transactions contemplated hereby and the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(b) Each of Verizon and Spinco agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution business of the other Group or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be withheld, conditioned or delayed if the other Party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, however, that Verizon and

Spinco shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution business of the Verizon Group in the case of Verizon or the Spinco Group in the case of Spinco. In the event of a disagreement between any member of the Verizon Group and any member of the Spinco Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by law and so certified as provided in the first sentence of this paragraph.

(c) Upon any member of the Verizon Group or any member of the Spinco Group receiving any subpoena or other compulsory disclosure notice from a court, other governmental agency or otherwise which requests disclosure of Privileged Information, in each case relating to pre-Distribution business of the Spinco Group or the Verizon Group, respectively, or relating to or arising in connection with the relationship between the Groups on or prior to the Distribution Date, the recipient of the notice shall as promptly as practicable provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the Parties shall cooperate to assert all defenses to disclosure claimed by either Party’s Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.

Section 7.3 Production of Witnesses. Subject to Section 7.2, after the Distribution Date, each of Verizon and Spinco shall, and shall cause each member of its respective Group to make available to Spinco or Verizon or any member of the Spinco Group or of the Verizon Group, as the case may be, upon reasonable prior written request, such Group’s directors, managers or other persons acting in a similar capacity, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting party may from time to time be involved and relating to the pre-Distribution business of the Verizon Group or the Spinco Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. The costs and expenses incurred in the provision of such witnesses shall be paid by the Party requesting the availability of such Persons.

Section 7.4 Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements or in the Commercial Agreements, each of Verizon and Spinco shall, and shall cause the members of the Group of which it is a member to, retain all Information in such Party’s Group’s possession or under its control, relating directly and primarily to the pre-Distribution business, Assets or Liabilities of the other Party’s Group in accordance with Verizon’s record retention policies, as they may be amended from time to time by Verizon in its sole discretion. Verizon shall deliver a copy of its record retention policies to Spinco on or prior to the Distribution Date and shall promptly notify Spinco of any changes to such policies.

Section 7.5 Confidentiality. Subject to Section 7.2, which shall govern Privileged Information, from and after the Distribution Date, each of Verizon and Spinco shall hold, and shall use commercially reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence all Information concerning the other Party’s Group obtained by it or furnished to it by such other Party’s Group pursuant to this Agreement or the other Transaction Agreements and shall not release or disclose such Information to any other Person, except its Affiliates and Representatives, who shall be advised of the provisions of this Section 7.5, and each party shall be responsible for a breach by any of its Affiliates or Representatives; provided, however, that any member of the Verizon Group or the Spinco Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, based on advice of such Person’s counsel, by other requirements of law or regulation, or (b) such Party can show that such Information was (i) in the public domain through no fault of such Person or (ii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other Party’s Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror. Notwithstanding the foregoing, each of Verizon and Spinco shall be deemed to have satisfied its obligations under this Section 7.5 with respect to any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

Section 7.6 Cooperation with Respect to Government Reports and Filings. Verizon, on behalf of itself and each member of the Verizon Group, agrees to provide any member of the Spinco Group, and Spinco, on behalf of itself and each member of the Spinco Group, agrees to provide any member of the Verizon Group, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting any other government proceeding relating to the pre-Distribution business of the Verizon Group or the Spinco Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. Such cooperation and Information shall include promptly forwarding copies of appropriate notices, forms and other communications received from or sent to any government authority which relate to the Verizon Group, in the case of the Spinco Group, or the Spinco Group, in the case of the Verizon Group. Each Party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder.

Section 7.7 Tax Sharing Agreement. None of the provisions of this Article VII are intended to supersede any provision in the Tax Sharing Agreement with respect to matters related to Taxes. In the event of any conflict between this Agreement and the Tax Sharing Agreement, the Tax Sharing Agreement shall control with respect to matters related to Taxes.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Complete Agreement. This Agreement, the Exhibits and Schedules hereto, the other Transaction Agreements, the Commercial Agreements and other documents referred to herein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement or Commercial Agreement, the terms of such other Transaction Agreement or Commercial Agreement shall be applicable.

Section 8.2 Expenses. Except as set forth on Schedule 8.2, whether or not the Distribution is consummated, the costs and expenses incurred by Verizon or Spinco or their respective Subsidiaries in connection with this Agreement, the Preliminary Restructuring contemplated hereby, the Distribution and the Financing Transactions (other than the Debt Exchange) shall be paid by Spinco.

Section 8.3 Interpretation. The Parties each acknowledge that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

Section 8.4 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the addresses shown on Schedule 8.4 (or at such other addresses for a party as shall be specified by like notice).

Section 8.5 Amendments; Waivers. Except as expressly provided herein, this Agreement and any attached Exhibits and Schedules may be amended only by agreement in writing of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by both Parties and then only to the specific purpose, extent and instance so provided. No failure on the part of either Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

Section 8.6 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other Party. Except for the provisions of Sections 5.3 and 5.4 relating to indemnities, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of Verizon and Spinco and their respective Subsidiaries and Affiliates and is not intended to confer upon any other Persons any rights or remedies hereunder.

Section 8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.8 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 8.9 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the Parties. All other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

Section 8.10 Further Assurances. After the Distribution Date, Verizon and Spinco shall execute and deliver any deeds, bills of sale, assignments or assurances and take and do any other actions and things to vest, perfect or confirm of record or otherwise in Verizon or Spinco, as the case may be, any and all right, title and interest in, to and under any of the rights, properties, assets or liabilities transferred or to be transferred to Verizon or Spinco, as the case may be, pursuant to this Agreement.

Section 8.11 Termination. Notwithstanding any provision hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Verizon. In the event of such termination, no party hereto or to any other Transaction Agreement or Commercial Agreement shall have any Liability to any Person by reason of this Agreement or any other Transaction Agreement or Commercial Agreement.

Section 8.12 Governing Law; Service of Process; Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction. The state or federal courts located within the City of New York shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.8, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

Section 8.13 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that, after the Distribution, the parties shall be entitled to specific performance of the terms hereof to the extent such terms impose obligations that are to be performed after the Distribution, in addition to any other remedy at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
Name: John W. Diercksen
Title: Executive Vice President

IDEARC INC.

By:	/s/ Katherine J. Harless
Name: Katherine J. Harless
Title: President